Exhibit 2.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of this 10th day of December, 2004, by and among ARIEL HOLLINSHEAD, an individual (the “Transferor”) and NEOGENIX ONCOLOGY CORP., a Maryland corporation (“NOC”).

BACKGROUND

A.    Transferor desires to contribute to NOC all the assets, properties and rights set forth on Schedule A and all reference material, research logbooks and notes of Transferor in any way relating to the items set forth on Schedule A (the “Assets”); and

B.    NOC desires to accept the contribution of assets and has agreed to become liable for paying, performing and discharging the liabilities and obligations, if any, arising out of or relating to the Assets, of whatever kind or nature, whether contingent or absolute, whether known or unknown, whether arising prior to or on or after the date hereof (the “Liabilities”).

AGREEMENT

In consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1. CONTRIBUTION OF ASSETS

1.1.    Contribution of the Assets. On the terms and subject to the conditions of this Agreement, Transferor agrees to contribute, convey, transfer, assign and deliver to NOC all right, title and interest in and to all of the Assets, and NOC agrees to accept the contribution and receive the Assets from Transferor on the date hereof.

1.2.    Consideration for the Assets. In exchange and as consideration for the contribution provided in Section 1.1 above, upon the terms and subject to the conditions set forth in this Agreement, on the date hereof, NOC shall (i) issue and deliver to Transferor Two Hundred Fifty Thousand (250,000) shares of NOC’s Common Stock, $0.00001 par value per share (the “Shares”), and (ii) assume the Liabilities.

1.3.    Assumption of Liabilities and Covenant to Satisfy all Liabilities. From and after the close of business on the date hereof, NOC shall assume and satisfy, discharge and be liable for paying, performing and discharging the Liabilities in accordance with the terms of such Liabilities.

1.4.    Royalties. Should any of the Assets contribute in a material way towards NOC’s developing any new product that NOC is able to commercially exploit, then NOC agrees to negotiate in good faith to pay Transferor a royalty based upon a percentage of revenue received from such product of between three percent and five percent of revenue received. The amount of the percentage shall be primarily based upon the extent to which the Assets contributed to the development of the new product. If Transferor serves as a consultant or employee to NOC and through her efforts facilitates the ability of NOC to create any process, product or other invention (individually and collectively, a “Process”), then NOC agrees to include the name of Transferor as an inventor or co-inventor of such Process. NOC also agrees to negotiate in good faith with Transferor towards the payment of a royalty to Transferor for her efforts in facilitating the development of the Process. Such royalty will be tied to the revenues NOC derives from the Process.

1.5.    Further Cooperation. Transferor agrees that, at any time and from time to time after the date hereof, at the request of NOC and without further consideration, Transferor shall execute and deliver such other instruments of contribution, transfer, conveyance, assignment and confirmation and take such further action as may be reasonably requested by NOC in order more effectively to contribute, transfer, convey and assign the Assets to NOC and to confirm NOC’s title to the Assets and NOC’s obligations with respect to the Liabilities.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to NOC as follows:

2.1.    Power and Authority. Transferor has the full power and authority to own, hold and transfer the Assets free and clear of any encumbrances, license or other restriction. Transferor has the full power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of, Transferor enforceable against Transferor in accordance with their terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2.    Intellectual Property.

(a)    No action, suit proceeding, hearing, investigation, charge, complaint, claims or demand has been made, is pending, or has been asserted or, to the Transferor’s knowledge, are threatened by any person, nor is there any basis for any bona fide claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Assets that constitute Intellectual Property. “Intellectual Property” shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trade secrets and confidential business information (including but not limited to ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, and business and marketing plans and proposals, (iii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (iv) all other proprietary rights, and (v) all licenses, sublicenses, permissions or other contracts in connection with any of the foregoing, that are set forth on Schedule A as an Asset.

(b)    To Transferor’s knowledge, no third party has interfered with, infringed upon, misappropriated, used without authorization or otherwise come into conflict with any Intellectual Property;

(c)    To the Transferor’s knowledge, the Transferor has not infringed on, interfered with, misappropriated, or otherwise come into conflict with any intellectual property rights of any other person, and no such claim has been asserted or is threatened by any person (including any claim that the Transferor must license or refrain from using any intellectual property rights of any third party) nor is there any basis for any bona fide claims therefor;

(d)    The Transferor has not granted any interest or other rights in any of the Intellectual Property nor has any Intellectual Property been assigned, or transferred; and the Transferor has not licensed or sublicensed any of the Intellectual Property or any person;

(e)    The execution, delivery and performance by Transferor of this Agreement and the consummation of the transactions contemplated hereby and thereby will not alter or impair or result in the loss of any rights or interests of the Transferor in any of the Intellectual Property and all such Intellectual Property will be owned or available for use by NOC on identical terms and conditions immediately subsequent to execution of this Agreement.

(f)    The Transferor has taken all commercially reasonable action to maintain and protect each item of Intellectual Property, including, without limitation, entering into valid and effective confidentiality/non-disclosure agreements with any third parties to whom she has disclosed any confidential information or trade secrets which constitute any part of the Intellectual Property and has made all filings or and all payments of all maintenance for registrations.

2.3.    Validity, Etc. Neither the execution and delivery of this Agreement nor the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (ii) violate, conflict with or result in a breach, default or termination of, or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of, any of the obligations of Transferor.

2.4.    Restricted Securities.

(a) Transferor has had a full opportunity to request and receive from NOC all information which she deems relevant in making a decision to acquire the Shares.

(b) Transferor is acquiring the Share for the purpose of investment and obtaining an equity interest in NOC and not with a view to or for the sale in connection with any distribution thereof.

(c)    Transferor understands that none of the Shares have been registered under the Securities Act of 1933, as amended, or any other applicable securities laws, and, therefore, they cannot be offered for sale and/or resold unless such offer and/or resale is subsequently registered under the Securities Act of 1933, as amended, and other applicable securities laws or unless an exemption from such registration is available.

(d)    Transferor has sufficient knowledge and experience in business and financial matters and with respect to investment in the securities of privately held companies so as to enable her to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting her interests in connection with the Shares. Transferor is able to bear the economic risk of such investment including a complete loss of the investment.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF NOC

NOC represents and warrants to Transferor as follows:

3.1.    Organization. NOC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

3.2.    NOC Power and Authority. NOC has the corporate power and authority to execute, deliver and perform this Agreement, to issue and deliver the Shares and to execute, deliver and perform the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement, the Shares and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by NOC. This Agreement, the Shares and each of the other agreements, documents and instruments to be executed and delivered by NOC have been duly executed and delivered by, and constitute the valid and binding obligation of NOC enforceable against NOC in accordance with their terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3.    Validity, Etc. Neither the execution and delivery of this Agreement nor the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of NOC’ Certificate of Incorporation or By-laws, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, conflict with or result in a breach, default or termination of, or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of, any of the obligations of NOC.

3.4.    Capitalization. Following the execution of this Agreement, the capital stock of NOC authorized, outstanding or reserved for issuance consists of 20,000,000 shares of authorized Common Stock, par value $0.00001 per share, of which 9,600,000 shares are issued and outstanding (inclusive of the shares being issued hereunder), of which 200,000 shares are reserved for issuance to NOC’s Science Advisory Board, of which 200,000 shares are reserved for issuance to NOC’s Business Advisory Board, and of which 1,000,000 shares have been reserved for issuance pursuant stock options to be issued by NOC.

SECTION 4. MISCELLANEOUS

4.1.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflicts of law doctrines.

4.2.    Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

4.3.    Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

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IN WITNESS WHEREOF, Transferor and NOC have each caused their respective duly authorized officer to execute this Contribution Agreement as of the day and year first above written.

ARIEL HOLLINSHEAD

/s/ Ariel Hollinshead
Ariel Hollinshead

NEOGENIX ONCOLOGY CORP.

By:	/s/ Dr. Myron Arlen
Name: Dr. Myron Arlen
Title: President

SCHEDULES

Schedule A	Assets